EXHIBIT 10(u)

Weyerhaeuser Company

Annual Incentive Plan

(As Amended and Restated Effective February 13, 2026)

This document contains the terms of the Weyerhaeuser Company Annual Incentive Plan, as amended and restated effective February 13, 2026 (the “Plan”).

1. Purpose and Plan Objectives

The purpose of the Plan is to enhance the ability for Weyerhaeuser Company and its subsidiaries (collectively, the “Company”) to attract and retain executives, managers and individual contributors and reward performance that supports the Company’s vision, strategies and business objectives.

The Plan is designed to accomplish the following objectives:

● motivate Participants (as defined below) to achieve Company and business objectives;

● provide a competitive range of performance and payout opportunities; and

● ensure a strong link between pay and performance.

2. Definitions

a)
“Award Year” is each calendar year or other annual performance period determined by the Compensation Committee for which a Participant may earn a Bonus Award.
b)
“Authorizing Officer” means either the Chief Executive Officer or the Senior Vice President in charge of Human Resources, or similar position.
c)
“Base Pay” is a Participant’s annual rate of pay, excluding all other pay elements (such as bonus payments and relocation allowances).
d)
“Bonus Award” is the amount of bonus granted to a Participant for each Award Year as determined under the terms of the Plan.
e)
“Company” has the meaning specified in Section 1.
f)
“Compensation Committee” is the Compensation Committee of the Board of Directors of Weyerhaeuser Company.
g)
“Disability” means a Participant has been approved for a leave of absence under applicable law and/or Company policy due to Participant’s own health condition, and such leave of absence extends for a duration that leads Participant’s employment with the Company to end.
h)
“Employee” is any person who is classified by the Company as actively employed by the Company, including any such person on leave or suspended (unless such suspension arises from a disciplinary matter due to attendance, misconduct or performance), in each case as determined by an Authorizing Officer.
i)
“Executive Officer” means a Participant who is designated by the Company’s board of directors to be an “executive officer” of the Company as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
j)
“Executive Officer Participant” means a Participant who is an Executive Officer.
k)
“Non-Executive Officer Participant” means a Participant who is not an Executive Officer.
l)
“Participant” means an Employee who is eligible for and participates in the Plan pursuant to the terms of Section 3.
m)
“Performance Goals” has the meaning specified in Section 5.
n)
“Plan” has the meaning given in the introduction above.
o)
“Retirement” means, as of the date a Participant’s employment with the Company ends, the Participant is at least 55 years of age and has at least ten years of service with the Company in the aggregate.

3. Eligibility

Subject to the terms and conditions of the Plan, each Employee in a non-production role, as designated by the Company, is eligible to participate in the Plan, except as follows:

a)
an Employee who is classified by the Company as a temporary employee;

EXHIBIT 10(u)

b)
a person who the Company classifies as an independent contractor but who is reclassified by a court or governmental agency (through a settlement, judgment or otherwise) as a common law employee; or
c)
an Employee who is eligible for another annual or short-term incentive plan offered by Weyerhaeuser Company or any of its subsidiaries, including but not limited to a Sales Incentive Plan.

The Compensation Committee may designate any other Employee of the Company or any other person as eligible to participate in the Plan. Eligibility to participate in the Plan does not entitle any Employee to participate in the Plan or to receive a Bonus Award in any specific amount for any Award Year.

4. Target Bonus Opportunity

For each Award Year, the Compensation Committee shall determine a target Bonus Award opportunity for each Executive Officer Participant and an Authorizing Officer shall approve target Bonus Award opportunities for Non-Executive Officer Participants, in each case expressed as a percentage of Base Pay. The target bonus percentage for each Participant who experiences a change in position during an Award Year shall be prorated on a time-in-eligible position basis, except as approved by the Compensation Committee for Executive Officer Participants or an Authorizing Officer for Non-Executive Officer Participants.

Overtime paid during the Award Year to a Participant who is a non-exempt Employee will be added to his or her Base Pay for purposes of calculating his or her target Bonus Award opportunity.

5. Determination of Performance Goals

During the first quarter of an Award Year, the Compensation Committee shall review and approve financial, operational, or other strategic goals based on the Company’s annual business plan, which may be set at the Company, business unit, function, program, or other level in the Compensation Committee’s discretion, as well as applicable performance criteria and weighting to define corresponding levels of goal achievement (the “Performance Goals”). The Compensation Committee may establish different Performance Goals and achievement levels corresponding to different Bonus Award payouts for different groups of Participants, in its discretion. For the avoidance of doubt, all determinations relating to achievement of Performance Goals and corresponding Bonus Award payouts for Executive Officer Participants shall be made by the Compensation Committee in its sole discretion.

6. Determination and Approval of Bonus Awards

Determination of Company Performance — After the conclusion of the Award Year, the Compensation Committee shall determine the Company’s performance against the Performance Goals.

Bonus Awards to Executive Officer Participants — The Compensation Committee shall approve all Bonus Awards for each Executive Officer Participant based on (i) achievement of Performance Goals and corresponding payout levels, (ii) individual Executive Officer Participant performance and (iii) such other factors as the Compensation Committee deems relevant in its discretion. Unless otherwise determined by the Compensation Committee, the maximum Bonus Award that may be paid to any Executive Officer Participant with respect to any single Award Year is two times (2x) such Participant’s target Bonus Award amount. In approving any Bonus Award for an Executive Officer Participant, the Compensation Committee reserves the right to decrease or increase a Bonus Award for any reason in its discretion.

Bonus Awards to Non-Executive Officer Participants — The senior officer of each business group or organization will recommend to an Authorizing Officer a Bonus Award amount, if any, for each Non-Executive Officer Participant in his or her business group or organization. The Authorizing Officer shall approve all Bonus Awards for each such Participant based on (i) achievement of Performance Goals and corresponding payout levels, (ii) individual Non-Executive Officer Participant performance and (iii) such other factors as the Authorizing Officer deems relevant in his or her discretion. In approving any Bonus Award for a Non-Executive Officer Participant, the Authorizing Officer may in his or her discretion increase or decrease the recommended Bonus Award for performance or any other reason. Unless otherwise determined by an Authorizing Officer, the maximum Bonus Award that may be recommended (and earned) for any Non-Executive Officer Participant with respect to a single Award Year is three times (3x) such Participant’s target Bonus Award amount.

7. Timing of payments and approvals

Payments of Bonus Awards will be made as soon as administratively reasonable after the last day of each Award Year, but in no event later than the immediately next March 15. Some Participants may be eligible to defer Bonus Award payments. The availability and terms and conditions of any such deferral are determined by the Weyerhaeuser Company Deferred Compensation Plan or any successor plan.

EXHIBIT 10(u)

All payments of Bonus Awards will be made in cash in a single sum and subject to appropriate tax and other required withholding and reporting. In the case of a Participant’s death, any unpaid Bonus Award will be paid to the Participant’s legal representative or to a beneficiary designated by the Participant.

8. Partial-Year Service During Award Year

Bonus Awards for new Participants who begin employment with the Company after the Award Year has begun will be prorated on a time-in-eligible position basis. Bonus Awards for a Participant whose employment terminates during the Award Year will also be calculated on a time-in-eligible position basis but only if such termination is for any of the following reasons as determined by the Company in its sole discretion: death, Disability, facility closure, reduction in force, sale of facility or business operating unit, or Retirement. A Participant whose employment terminates during the Award Year for any other reason will be ineligible for a Bonus Award. Prorated Bonus Awards shall be determined and applied in accordance with procedures and policies approved by the Company but shall not in any event be based on the Base Pay exceeding the highest level of Base Pay received by the Participant during the Award Year. Notwithstanding anything to the contrary herein, the applicable provisions of any severance or similar agreement between a Participant and the Company shall govern the determination of whether such Participant has a right to receive a prorated Bonus Award in the circumstances contemplated by such agreements.

9. Right to amend or terminate

The Company reserves the right to amend or terminate the Plan at any time without prior notice to any Participant. The Plan will be deemed to be amended, and any Bonus Awards will be deemed to be modified, to the extent permitted by and necessary to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), so as to avoid or mitigate any adverse tax consequences to the Company or Participants under Section 409A. The Company does not make any representations and will not be liable for any taxes or other losses with respect to Section 409A.

10. Continuation rights

No Participant or his or her legal representatives, beneficiaries or heirs will have any right or interest in the Plan or in its continuance, or in the Participant’s continued participation in the Plan.

11. Plan administration

The Compensation Committee is responsible for the administration of the Plan. The Compensation Committee has sole discretion to construe and interpret the provisions of the Plan, to adopt rules and administrative procedures in connection with the Plan, and to make all final determinations regarding eligibility and benefits under the Plan. The Compensation Committee may delegate some or all administrative responsibility and functions to such other person or persons as it may determine from time to time. The Plan is intended to be exempt from the requirements of Section 409A and will be interpreted and administered accordingly.

12. Miscellaneous

Bonus Award payments will be treated as compensation for purposes of other benefits maintained by the Company only to the extent provided under the terms of the governing documents for such other benefits.

Nothing in the Plan will be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives or other compensation or benefits.

The existence of the Plan does not extend to any Participant a right to continued employment with the Company.

Any Bonus Award paid under the Plan is an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to this obligation. The creation or maintenance of any account with the Company’s general funds with respect to the Plan shall not create or constitute a trust or create any vested interest in any Participant or his or her beneficiary or creditors in any assets of the Company. No right or interest conferred on any Participant pursuant to the Plan shall be assignable or transferable, either by voluntary or involuntary act or by operation of law. Regardless of the location of any Participant or Employee, the Plan will be governed by the laws of the State of Washington, other than its conflict of laws principles.

13. Clawback Policy

The Plan is subject to the Company’s clawback policies, as now in effect or hereinafter amended, and any successor policies.